Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE
OF
LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS

between

RESOURCE AMERICA, INC.,
as
Seller,

and

RSI ASSOCIATES, LLC
as
Purchaser

Dated as of: February ____, 2008

AGREEMENT OF PURCHASE AND SALE OF
LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS

           THIS AGREEMENT OF PURCHASE AND SALE OF LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS (“Agreement”) is made and entered into this ______ day of February, 2008 by and between RESOURCE AMERICA, INC., a Delaware corporation (“Seller”), and RSI ASSOCIATES, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

A.           Seller is the owner of 100% of the membership interests in Resource RSI Phase 1, LLC, a Delaware limited liability company (“RSI I”)and Resource RSI Phase II, LLC, a Delaware limited liability company (“RSI II” and together with RSI I, the ”Companies”).

B.           RSI I owns that certain parcel of real property located at 102-10 East Bay Street, Savannah, Georgia, as more particularly described on Exhibit A attached hereto (the “Phase I Property”) and RSI II holds a leasehold interest in the 3rd, 4th and 5th floors of that certain real property which is adjacent and contiguous to the Phase I Property and located at 115 East Bay Street, Savannah, Georgia as more particularly described on Exhibit B attached hereto (the “Phase II Property” and together with the Phase I Property, the “Property”).

C.           Purchaser desires to purchase and assume from Seller and Seller desires to sell and assign a Thirty percent (30.00%) membership interest in each of RSI I and RSI II constituting thirty percent (30%) of the membership interest in the Companies and all rights, privileges and obligations attendant thereto (the “Acquired Interests”) subject to and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Seller hereby agrees to sell and assign, and Purchaser hereby agrees to purchase and assume, all of Seller's right, title and interest in the Acquired Interests upon the following terms and conditions:

1.           Purchase Price.    The purchase price for the Acquired Interests shall be One Million Six Hundred Sixty Four Thousand One Hundred Sixty Five and 49/100 Dollars ($1,664,165.49) (the “Purchase Price”).

2.           Payment of Purchase Price.  The Purchase Price shall be payable as follows:

(a)           On the Initial Closing Date (as hereinafter defined), Purchaser shall acquire a Nineteen and 99/100 percent (19.99%) membership interest in each of the Companies (the “Initial Acquired Interests”) upon the payment to Seller of One Million One Hundred Sixty Four Thousand One Hundred Sixty Five and 49/100 Dollars ($1,164,165.49)which shall be paid to Seller by cash, certified or bank check delivered at 1845 Walnut Street, Philadelphia, PA, Attn: Alan Feldman or by wire transferred funds to such account as Seller may designate; and

(b)           On the Second Closing Date (as hereinafter defined), Purchaser shall acquire an additional Ten and 01/100 percent (10.01%) membership interest in each of the Companies (the “Second Acquired Interests”) upon the payment to Seller of Five Hundred Thousand Dollars ($500,000) which shall be paid to Seller by cash, certified or bank check delivered at 1845 Walnut Street, Philadelphia, PA, Attn: Alan Feldman or by wire transferred funds to such account as Seller may designate.

3.           Time and Place of Closing.

(a)           Closing on the Initial Acquired Interests (the “Initial Closing”) shall take place at 10:00 A.M. Philadelphia, Pennsylvania time on the first business day which is ten (10) days after notice of the proposed transfer is delivered (the “Initial Closing Date”) to the current holder of that certain loan in the original principal amount of $12,500,000 initially made by Greenwich Capital Financial Products, Inc. (“Lender”) and secured by the Property (the “Loan”); and

(b)           Closing on the Second Acquired Interests (the “Second Closing”) shall take place at 10:00 A.M. Philadelphia, Pennsylvania time on a date mutually agreed upon by Seller and Purchaser after receipt of approval from Lender by to the Companies (the “Second Closing Date” and together with the Initial Closing Date, the “Closing Dates”).

(c)           Each of the closings shall occur, at the Seller’s option, either (a) at the offices of the Seller’s counsel or (b) through an escrow on terms acceptable to the parties’ respective counsel, it being understood that if the Closing shall occur through escrow, neither Purchaser, Seller nor their respective counsel need be physically present at the Closing so long as (i) all documents that are required to be delivered at Closing are fully executed, delivered in escrow and available on the date of Closing, (ii) any authorized signatory of the affected party is available either in person or by telephone and facsimile at Closing, and (iii) the Purchase Price has been paid or wire transferred on or prior to Closing.

4.           Conditions to Closing.

(a)           Purchaser' Conditions.  Purchaser's obligation to pay the Purchase Price and to acquire the Acquired Interests shall be subject to compliance by Seller on or before the applicable Closing Date:

(i)           execution by Seller of an Assignment and Assumption of Partnership Interests in the form of Exhibit C (“Assignments of Interests”) for each of RSI I and RSI II and delivery of such documents to Seller’s counsel to be held in escrow until payment of the Purchase Price;

(ii)           such other documents as may be reasonably required to consummate the transaction contemplated by this Agreement; and

(iii)           delivery of a copy of the consent of the Lender.

(b)           Seller's Conditions.  Seller's obligation to sell the Acquired Interests shall be subject to compliance by Purchaser with the following conditions precedent on or by the applicable Closing Date:

(i)           delivery of the Purchase Price by Purchaser;

(ii)           execution by Purchaser of the Assignments of Interests and delivery of such documents to Seller’s counsel to be held in escrow until payment of the Purchase Price; and

(iii)           such other documents as may be reasonably required to consummate the transaction contemplated by this Agreement.

(c)           Conditions Generally.  The foregoing conditions are for the benefit only of the parties for whom they are specified to be conditions precedent and such parties may, in their sole discretion, waive any or all of such conditions and close title under this Agreement without any increase in, abatement of or credit against the Purchase Price.

5.           Seller's Representations and Warranties:  Seller represents and warrants to Purchaser that:

(i)           Seller is a corporation that has been duly organized and is validly existing and in good standing under the laws of the State of its organization.

(ii)           Seller has the full power, authority and legal right to enter into and perform this Agreement subject to the terms of Section 21 below.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary legal action on the part of Seller.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not require any governmental or other consent and will not result in the breach of any agreement, indenture or other instrument to which Seller is a party or is otherwise bound.

(iii)           Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent. No general assignment of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any of its property.

(iv)           Seller owns and holds good, marketable and indefeasible title to the Acquired Interests and now has, and will as of the Closing Date have, the authority to sell the Acquired Interests free and clear of any liens, claims, charges or encumbrances of any kind or character against such interests.  Seller has not previously assigned the Acquired Interests or any interest therein or portion thereof to any other party, nor pledged, mortgaged or otherwise hypothecated the Acquired Interests in favor of any other party. Upon the consummation of the transfer of the Acquired Interests, Purchaser will receive good and absolute title thereto, free from all liens, charges, encumbrances, restrictive agreements and assessments whatsoever.

(v)           Each of RSI I and RSI II has been duly organized and is validly existing and subsisting under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged.  Each of RSI I and RSI II is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, business and operations.  Schedule 1 identifies each document pursuant to which the Companies are organized or governed (“Organizational Documents”).

(vi)           The execution and delivery of this Agreement and, upon receipt of the consent of the Lender, the consummation of the transactions contemplated hereby will not result in the breach of any agreement, indenture or other instrument to which the Companies are a party or is otherwise bound upon receipt of the consent of the Lender.

(vii)           There is no pending or, to the best of Seller’s knowledge, threatened litigation, proceeding (including, without limitation, condemnation proceeding) or investigation (by any person, governmental or quasi-governmental agency or authority or otherwise) which might materially adversely affect the Companies.

(viii)                      That certain $12,500,000 mortgage loan (the “Mortgage Loan”) made pursuant to that certain Loan Agreement dated June 30, 2006 between Greenwich Capital Financial Products, Inc. and the Companies (the “Loan Agreement”) and the other loan documents related thereto constitutes a legal, valid and binding obligation of the Companies enforceable against the Companies in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and general principles of equity.  To the best of Seller’s knowledge, the Companies are not in default under the Mortgage Loan.  The outstanding balance of the Mortgage Loan as of January 29, 2008 is $12,335,834.51.

(ix)           All of the representations and warranties in this Agreement shall survive Closing and shall be deemed to have been relied upon by Purchaser.

6.           Purchaser's Representations and Warranties.   Purchaser represents and warrants to Seller that:

(i)           Purchaser is a limited liability company that has been duly organized and is validly existing under the laws of the state of its organization; Purchaser has full power and right to enter into and perform its obligations under this Agreement and the other closing documents contemplated herein to be executed and delivered by it; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate acts and do not require any governmental or other consent.

(ii)           Purchaser is fully aware that the Mortgage Loan is an obligation of the Companies and has been provided with the Loan Agreement and all loan documents related thereto.

(iii)           Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and neither Seller nor the Companies has made and is not liable for or bound by, any express or implied warrants, guarantees, statements, representations or information pertaining to the Property made or furnished by Seller, the Companies, or any agent or third party representing or purporting to represent Seller or the Companies, to whomever made or given, directly or indirectly, orally or in writing.

(iv)           Purchaser is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise in purchasing the Acquired Interests and shall make an independent verification of the accuracy of any documents and information provided by Seller or the Companies.  Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary and shall rely upon same.

(v)           All of the representations and warranties in this Agreement shall survive Closing and shall be deemed to have been relied upon by Seller.

7.           Interim Operations.  During the term of this Agreement, Seller shall or shall cause the Companies, to the extent of its authority under the Organizational Documents, to:

(a)           not create any lien or encumbrance upon or affecting title to the Acquired Interests, and Seller shall not further mortgage, pledge, hypothecate or convey, or perform any act which would result in an encumbrance of the Acquired Interests, and

(b)           not solicit, accept or provide factual information or negotiate with respect to, any offer to purchase the Acquired Interests from any person or entity other than Purchaser or enter into any agreement, oral, written, contingent or otherwise with any party (other than Purchaser) to sell the Acquired Interests or any beneficial ownership interest therein.

8.           Adjustments.   Seller and Purchaser agree to split any and all costs incurred in connection with obtaining any required consents.   For each closing after the Initial Closing, the sole adjustment to the Purchase Price shall be that Purchaser shall reimburse Seller for a portion of any reduction in the principal balance of the Loan attributable to monthly payments computed by multiplying the reduction in the principal balance of the loan by the percentage of interests of each of the Companies acquired by Purchaser at such Closing (the “Amortization Reimbursement”).  By way of example, for the Second Closing the Amortization Reimbursement shall be calculated by multiplying any reduction in the principal balance by .1001.  In the event that one party advances the funds for the closing costs, the other will reimburse its share of such costs.

9.           Indemnification.  Seller and Purchaser each represent to the other that it did not deal with any broker in connection with this transaction.  Seller and Purchaser each covenant and agree to indemnify and hold harmless the other party from and against any and all costs, expenses, liabilities, claims, demands, suits, judgments and interest, including, but not limited to, reasonable attorneys' fees and disbursements, arising out of or in connection with any claim against such party by any other broker or agent with respect to this Agreement, the negotiation of this Agreement or the transactions contemplated herein based upon the acts of the indemnifying party.  The provisions of this Section 9 shall survive the Closing.

10.           Remedies.

(a)  Seller's Default.  If Seller shall materially breach any covenant or obligation or materially breach any representation or warranty set forth herein (which default is not waived in writing by Purchaser), then Purchaser shall have the right to (i) terminate this Agreement by giving Seller timely written notice prior to Closing or (ii) enforce specific performance or (iii) waive said failure or breach and proceed to Closing.

(b)           Purchaser's Default.  If Purchaser breaches any covenant or obligation herein or shall fail to close the transaction contemplated hereby without legal excuse, then Seller’s sole remedy prior to the Initial Closing Date shall be to declare this Agreement terminated by written notice to Purchaser and after the Initial Closing Date Seller’s sole remedy shall be to terminate Purchaser’s right to purchase the Second Acquired Interests.

11.           Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) on the second (2nd) Business Day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (iii) upon the receipt by facsimile transmission as evidenced by a receipt transmission report (followed by delivery by one of the other means identified in (i)-(ii)), addressed as follows:

If to Seller:	Resource RSI Phase 1, LLC Resource RSI Phase II, LLC 1845 Walnut Street, 10th Floor Philadelphia, PA 19103 Attn: Alan Feldman Facsimile: (215) 640-6333
with a copy to:	Resource Real Estate, Inc. 1845 Walnut Street, 10th Floor Philadelphia, PA 19103 Attn: Shelle Weisbaum, Esq. Facsimile: (215) 761-0452
If to Purchaser:	RSI Associates, LLC 110 S. Poplar Street Suite 101 Wilmington, DE 18901 Attention: Adam Kauffman Facsimile: (215) 557-8585
with a copy to:	Brandywine Construction & Management, Inc. 1521 Locust Street, Suite 400 Philadelphia, PA 19102 Attention: Brad Begelman, Esquire Facsimile: (215) 557-8585

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.  Either party may have it attorneys deliver notices to the other party with the same force and effect as if given by the party represented by such attorneys.

12.           Choice of Law.  The interpretation, enforcement and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

13.           Miscellaneous.

(a)  This Agreement constitutes the entire agreement of the parties hereto and may not be modified or canceled except pursuant to the terms hereof or an instrument in writing signed by the parties hereto.  The Schedules and Exhibits annexed hereto are hereby incorporated herein by reference as fully as though set forth herein.

(b)           In the event any dispute between the parties hereto results in litigation, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable attorneys' fees.

(c)           The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

(d)           This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same document.  All such counterparts shall be construed together and shall constitute one instrument.

(e)           This Agreement shall bind and inure to the benefit of the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, that neither party hereto shall assign this Agreement without the prior written consent of the other party; and, provided, further, however, that Purchaser shall be entitled, without the prior written consent of Seller, to assign this Agreement to any affiliate of Purchaser and, upon any such assignment and the assumption of this Agreement by a permitted assignee, Purchaser shall be released and relieved from any and all obligations and liabilities hereunder.  Any assignment not permitted hereunder and undertaken without such prior written consent shall be deemed null and void.

(f)           Seller and Purchaser agree that neither this Agreement nor any memorandum thereof shall be recorded in any public records.

(g)           Each of Seller and Purchaser shall provide to the other such further assurances as may reasonably be required hereunder to effectuate the purposes of this Agreement and, without limiting the foregoing, shall execute and deliver such affidavits, certificates and other instruments as may be so required hereunder so long as the same shall not in any manner increase the liability of the party so executing and delivering said instrument.

(h)           This Agreement may not be changed or terminated orally by either party; it may be amended only by a writing which is executed by Purchaser and Seller.  No course of conduct or course of dealing by the parties, or failure by any of the parties hereto to insist upon or enforce any rights herein, shall be construed to constitute a waiver, modification, or amendment of any provision of this Agreement in the absence of a writing by each party.  No waiver of any breach hereunder shall be deemed to be a waiver of any other or subsequent breach.

(i)           All references to a “Business Day” shall mean any day which shall not be a Saturday, Sunday, legal holiday or day on which banking institutions in the City of Philadelphia are authorized by law or executive order to close.  In the event the date on which a party is required to take any action under the terms of this Agreement is not a Business Day, the action shall be taken on the next succeeding Business Day thereafter.

(j)           Seller and Purchaser each agree that only the Federal Courts of the United States sitting in the Eastern District of Pennsylvania shall have exclusive jurisdiction in respect of any legal action or proceeding brought against Seller or Purchaser and arising out of or relating to this Agreement (“Proceedings”).  In connection with any such Proceeding, Seller and Purchaser each irrevocably submits to the jurisdiction of the Federal Courts of the United States in the Eastern District of Pennsylvania and waives any right of objection to the laying of venue in any such court, including, without limitation, any objection on the basis of inconvenient forum.  Seller and Purchaser each irrevocably agree to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.

(k)           THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE PROPERTY, THE CLOSING DOCUMENTS OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, OR IN RESPECT OF ANY COURSE OF CONDUCT, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THE TRANSACTIONS DESCRIBED HEREIN.

14.           Publicity.  Seller and Purchaser shall, prior to the Closing, maintain the confidentiality of this transaction and shall not, except as required by law, court order or direction of any governmental authority, disclose the terms of this Agreement or of such sale and purchase to any third parties other than to Lender and their respective employees, accountants, attorneys and agents, and such other persons whose assistance is required in carrying out the terms of this Agreement, including, without limitation, attorneys, appraisers, accountants, engineers, architects, agents, consultants, contractors, and advisors. If Seller or Purchaser are required by law, court order or any governmental authority to issue such a press release or other public communication concerning this Agreement prior to the Closing, Seller or Purchaser, as applicable, shall deliver a copy of the proposed press release or other public communication to the other parties for their review at least one (1) Business Day prior to its issuance.

15.           Purchase Option.  In consideration for Ten Dollars ($10.00) and other good and valuable consideration, Purchaser shall have the right to purchase (the “Purchase Option”) the remainder of Seller’s interests in the Companies as follows:

(a)           Option.  Purchaser shall have the right to purchase the remainder of the membership interests owned by Seller , provided that:

(i)           Purchaser must purchase the same percentage of membership interests in each of RSI I and RSI II;

(ii)           Purchaser notifies Seller of its exercise of the Purchase Option in writing no later than July 31, 2011;

(iii)           Seller has received any and all required consents under the loan documents governing the Mortgage Loan for such transfer;

(iv)           Callen (as defined below) has failed to exercise its right of ROFR in the event that Purchaser is purchasing a membership interest in an amount which would increase its aggregate membership interest in the Companies to more than 49%;

(v)           Seller and Purchaser shall cooperate in good faith to obtain the necessary consents; and

(vi)           Seller is released from liability under any guarantees given to the mortgage holder in connection with the Mortgage Loan.

(b)           Callen; Definitions.   RSI I hereby advises Purchaser that its ownership interest in the Phase I Property is subject to a right of first refusal (the “ROFR”) in favor of the Callen Trust (“Callen”) pursuant to the terms of that certain Agreement dated March ___, 1999.  Under the ROFR, if RSI I desires to sell the Phase I Property or any ownership interest in RSI I which results in RSI I no longer holding majority ownership interest and voting control, then Callen has the right of first refusal for 45 days to purchase the subject interests at the same terms.

(c)           Purchase Price.  The purchase price for the membership interests subject to the Purchase Option shall be $50,000 per 1.0% purchased (the “Option Purchase Price”) and such sales shall be subject to the applicable terms provided in Section 4 above.  Seller and Purchaser agree to split any and all costs incurred in connection with obtaining any required consents.   The sole adjustment to the Option Purchase Price shall be Purchaser reimbursing Seller an amount equivalent attributable to the Amortization Reimbursement for the membership interests being purchased.  Seller and Purchaser shall be responsible for its own legal fees.

(d)          Other Sales.  During the term of this Purchase Option, Seller shall not offer for sale or sell its membership interests in the Companies to anyone other than Purchaser, a Permitted Transferee or Callen pursuant to its ROFR unless Purchaser has delivered a written waiver and consent to Seller.

16.           Right of First Offer.  In the event that Purchaser has not purchased 100% of the membership interests owned by Seller in the Companies, then from and after August 1,  2011 Purchaser shall have a right of first offer (the “ROFO”) to purchase the balance of membership interests owned by Seller as follows:

(a)                 If Seller desires to transfer all or any portion of its membership interest in the Companies, other than to a Permitted Transferee, then Seller shall be subject to and required to comply with a right of first offer on the following terms and conditions:

(i)           Seller shall notify Purchaser of such interest and include in the notice, the purchase price and any other terms (the “ROFO Terms”);

(ii)           Purchaser shall have the right and option to purchase the membership interests designated in the notice by advising Seller in writing within 30 days after receipt of such notice (which notice shall include all documentation concerning the prospective transaction and is hereinafter referred to as the “ROFO Notice”);

(iii)           If Purchaser elects to purchase the membership interests, then the closing shall occur on a date designated by Purchaser upon 10 days notice to Seller but not later than 60 days after the date of Seller’s initial notice (unless the ROFO Terms specify a later closing date) and shall such Closing shall be pursuant to the ROFO Terms or as otherwise agreed upon by the parties;

(iv)           If Purchaser does not elect to purchase the membership interests or does not notify Seller within the applicable time period in Section 16(a)(ii) above, the Seller shall have the right to transfer the membership interests identified in the notice free and clear of the ROFO right for one hundred and eighty (180) days after Purchaser’s receipt of the ROFO Notice upon the ROFO Terms.  If Seller does not close such transaction within such one hundred and eighty (180) day period or desires to sell any membership interests in the Companies on materially different terms, Seller shall once again make a right of first offer to Purchaser pursuant to the terms of this Section 16.  Any membership interests in the Companies not sold as provided above, shall be subject to this right of first offer.

(b)                 For purposes of Section 16 and 17 of this Agreement, “Permitted Transferees” include any entity owned or controlled by Seller.

(c)                 Any purchase pursuant to the ROFO shall comply with the following:

(i)           Purchaser must purchase the same percentage of membership interests in each of RSI I and RSI II;

(ii)           Seller has received any and all required consents under the loan documents governing the Mortgage Loan for such transfer;

(iii)           Callen has failed to exercise its right of ROFR in the event that Purchaser is purchasing a membership interest in an amount which would increase its aggregate membership interest in the Companies to more than 49%;

(iv)           Seller and Purchaser shall cooperate in good faith to obtain the necessary consents; and

(v)           Seller is released from liability under any guarantees given to the mortgage holder in connection with the Mortgage Loan.

17.           Tag Along Rights.  If Seller desires to sell its membership interests in the Companies to a third party other than Purchaser or a Permitted Transferee after July 31, 2011, Purchaser shall have the right to sell a pro rata amount of its membership interests to the third party purchaser pursuant to the same terms and conditions that Seller is selling its membership interests.

18.           Rehabilitation of River Street Inn.  The parties acknowledge that the Property is in the midst of being refurbished pursuant the budget attached hereto has Exhibit D.  The parties agree that $453,388.00 of the budget has not been expended.  Seller agrees to fund to the Companies without contribution from the Purchaser such unexpended funds for repairs, improvements and betterments to the hotel and Property as mutually agreed upon by Purchaser and Seller.

19.           Indemnity.  Seller agrees to indemnify Purchaser for Purchaser’s pro rata share of any liability (such pro rata share being equal to the membership interests being purchased) of the Companies accruing prior to the date of the respective Closing.

20.           Operating Agreements.   The parties agree that the Companies’ Operating Agreements shall be amended concurrent with the Initial Closing to provide as follows:

(a)                 For so long as either party owns a minimum of nineteen and 99/100 percent (19.99%) of the membership interests of the Companies, the Companies shall not:

(i)           borrow money except in the ordinary course of business at commercially reasonable terms;

(ii)          defease any debt and/or incur any prepayment penalty unless: (A) the term of the loan to be paid off ends within one hundred and eighty (180) days after the payment date; or (B) the party owning more than fifty percent (50%) of the membership interests in the Companies (the “Majority Owner”) pays any such defeasance costs and/or prepayment penalty;

(iii)           lend money;

(iv)           sell or transfer the Phase I or Phase II Property unless at any closing prior to July 31, 2011 Purchaser shall receive sales proceeds equal at least to (A) any capital contributions made by Purchaser to the Companies: and (B) the Purchase Price and as applicable the Option Purchase Price paid by Purchaser for any membership interests in the Companies;
(v)    enter into or amend any agreement or lease that would have a material adverse effect on the Companies' business or property;

(vi)           make capital expenditures in excess of  Ten Thousand Dollars ($10,000.00);

(vii)           terminate or amend the BCMI  Management and Leasing Agreement (except for cause pursuant to such agreement or as required by the Lender under the Loan documents); and/or

(viii)          initiate (provided that if Seller and Purchaser are not able to reach an agreement on a new manager after good faith efforts, the Majority Owner may make such decision and cause the Companies to enter into the Agreement), terminate or amend any new management agreement (except for cause pursuant to such agreement or as required by the Lender under the Loan documents);

without the consent of Seller and Purchaser.

(b)                 The Companies shall distribute all available cash flow after retaining an annual reserve of Fifty Thousand Dollars ($50,000.00).

20.           Approval.  This Agreement is subject to the approval of Seller’s Board of Directors and Seller agrees to attempt to obtain such approval within fourteen (14) days.

21.           Survival.  The provisions of Section 5, 6, 15, 16, 17, 18, 19, and 21 hereof shall survive the closing of the purchase of the Acquired Interests hereunder.

 [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SELLER:	RESOURCE AMERICA, INC.,
a Delaware corporation

By:  ________________________
Name:
Title:

PURCHASER:	RSI ASSOCIATES, LLC, a Delaware limited liability company

By:  ________________________
       Adam Kauffman, Manager

EXHIBIT A

Legal Description of the Phase I Property

EXHIBIT B

Legal Description of the Phase II Property

EXHIBIT C

Assignment of Acquired Interests

ASSIGNMENT AND ASSUMPTION OF
LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST

THIS ASSIGNMENT AND ASSUMPTION OF LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST (this “Assignment”) is made this ____ day of ______________, 2008, by and between RESOURCE AMERICA, INC. a Delaware corporation, as assignor (“Assignor”), and RSI ASSOCIATES, LLC,  a Delaware limited liability company (“Assignee”), as assignee.

RECITALS

A.           Assignor, as seller, and Assignee, as buyer, have entered into that certain Agreement of Purchase and Sale of Limited Liability Company Membership Interests (the “Agreement of Sale”) dated February ____, 2008 to purchase and sell a ______ percent (____%) membership interest (the “Membership Interest”) in Resource RSI Phase ___, LLC, a Delaware limited liability company (the “Company”), as more particularly described in the Agreement of Sale.

B.           Assignor desires to assign and set over to Assignee all of its right, title and interest in and to the Membership Interest and any other rights of Assignor with respect thereto, in its capacity as a member of the Company, under that certain Limited Liability Company Agreement dated June 30, 2006 ( “LLC Agreement”).

C.           Assignee desires to assume and be responsible for all of Assignor’s obligations with respect to the Membership Interest and any other obligations of Assignor, in its capacity as a member of the Company, under the LLC Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.           Assignor assigns, sets over and transfers to Assignee all of its right, title and interest in and to the Membership Interest and any and all rights as a member in connection therewith under the LLC Agreement.

2.           Assignee hereby assumes all of Assignor’s right, title and interest to the Membership Interest and agrees to be responsible for all of the obligations of Assignor, in its capacity as a member of the Company in connection therewith, and to be legally bound by and subject to all of the terms the LLC Agreement.

3.           This Assignment shall be binding on the parties hereto and their successors and assigns.

IN WITNESS WHEREOF, intending to be legally bound, Assignor and Assignee have caused this Assignment to be executed by their duly authorized officers on the day and year first above written.

ASSIGNOR:

RESOURCE AMERICA, INC., a Delaware corporation

By:     _____________________________
                                Name:
Title:

ASSIGNEE:

RSI ASSOCIATES, LLC

By     ____________________________
         Adam Kauffman, Manager

EXHIBIT D

Budget

Schedule 1

Organizational Documents

Resource RSI Phase I, LLC.

1.	Certificate of Limited Partnership filed with the Pennsylvania Department of State on June 27, 2006

2.	Limited Liability Company Agreement dated June 30, 2006

Resource RSI Phase II, LLC.

1.	Certificate of Limited Partnership filed with the Pennsylvania Department of State on June 27, 2006

2.	Limited Liability Company Agreement dated June 30, 2006